Exhibit 4.2


                                January 28, 1998



NaPro BioTherapeutics, Inc.
Unit A
6304 Spine Road
Boulder, Colorado  80301

Attn:  Vice President and Chief Financial Officer

Gentlemen:

         Reference is made to (i) the Subscription Agreement (the "Subscription Agreement") dated as of December 8, 1997 by and between NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company" or the "Corporation"), and Advantage Fund II, Ltd. (the "Holder"); (ii) the Certificate of Designations of Series C Senior Convertible Preferred Stock (the "Certificate"); and (iii) warrants to purchase 175,000 shares of common stock of the Company, issued to the Holder (the "Warrants"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Subscription Agreement and the Certificate.

         The Holder and the Company agree as follows:

         (a) (1) The Company agrees to hold an annual meeting of stockholders (the "Annual Meeting") no later than June 1, 1998. Prior to the Annual Meeting, the Board of Directors of the Company shall recommend to the stockholders that they (i) approve an amendment to the Company's Certificate of Incorporation which shall increase the authorized Common Stock to 30,000,000 shares and (ii) effect the Stockholder Approval. The Board of Directors of the Company will solicit proxies to vote the outstanding shares of Common Stock in favor of the actions specified in clauses (i) and (ii) of the immediately preceding sentence and the Company shall otherwise use its best efforts to obtain approval of such actions by the holders of the outstanding Common Stock. If the stockholders take the action specified in clause (i) and fail to take the actions specified in clause (ii) of the first sentence of this paragraph (a), the Company shall use its best efforts to obtain a waiver by Nasdaq of the Stockholder Approval. The Company may cease taking further steps to fulfill the requirements of this paragraph (a) if at any time prior to performance in full of the Company's obligations under this paragraph (a)(1) no shares of Series C Preferred Stock are outstanding or the Company shall have redeemed all outstanding shares of Series C Preferred Stock pursuant to Section 9(a) of the Certificate by payment in full of the Redemption Price

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thereof after giving a Redemption  Notice  therefor in  accordance  with Section
9(a) of the Certificate.

                  (2) If the stockholders fail to take the actions specified in clauses (i) and (ii) of the first sentence of paragraph (a)(1), so long as the Company is in compliance in all material respects with its obligations to the Holder, then on June 1, 1998, this Agreement shall terminate and the terms of the Series C Preferred Stock and Warrants shall be those in effect on the date hereof without giving effect to the amendments contained herein, except that the terms of the proviso in the definition of "Conversion Price", as amended hereby, and Section (k) hereof shall remain in effect.

         (b) So long as the Company is in compliance in all material respects with its obligations to the holders of the shares of Series C Preferred Stock, including, without limitation, the obligations of the Company under the Transaction Documents and this Agreement, during the period beginning on the date hereof and ending December 31, 1998, the Holder hereby waives its rights to require the Company to redeem any shares of Series C Preferred Stock due to a Maximum Share Amount Inconvertibility, including any rights to receive notice.

         (c) The Company hereby agrees that, at any time after the date hereof, the Holder may exchange shares of Series C Preferred Stock for shares of Common Stock in lieu of converting such shares in accordance with the Certificate and the Holder hereby agrees that it will not convert any shares in accordance with the Certificate so long as the Company is in compliance in all material respects with its obligations to the holders of the shares of Series C Preferred Stock, including, without limitation, the obligations of the Company under the Transaction Documents and this Agreement. The terms and conditions pursuant to which shares of Series C Preferred Stock may be exchanged for shares of Common Stock shall in all respects be identical to the terms pursuant to which such shares may be converted under the Certificate and the provisions of Section 10 of the Certificate are hereby incorporated herein by this reference as if set forth in full herein, except as set forth below:

                  (1) each reference in the Certificate to "conversion" or "convert" or other forms of such words (including in the definitions contained therein) shall be deemed to be a reference to "exchange" or the appropriate form of such word.

     (2) Section 10 of the Certificate shall be deemed to have a new Section 10(c), which shall read as follows:

     "(c) Limitation on Conversion Under Certain Circumstances.

                                    (i)   Notwithstanding  any  other  provision
                           herein (A) a holder of Series C Preferred Stock shall have no right to convert any shares of Series C Preferred Stock (and accrued and unpaid dividends thereon) if such conversion would result in the aggregate number of shares of Common Stock issued hereunder during the period

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                           beginning on the Issuance Date and ending on December
                           31, 1998 (whether through conversion or in payment of dividends or otherwise) exceeding 2,300,000, and (B) during the period beginning on January 1, 1998 and ending on December 31, 1998, a holder of shares of Series C Preferred Stock shall not be entitled to convert shares of Series C Preferred Stock at a Conversion Price that is less than $4.00 if such conversion would result in the aggregate number of shares of Common Stock issued hereunder (whether through conversion or in payment of dividends or otherwise) at a Conversion Price (or Computed Price, in the case of shares issued as dividends) of less than $4.00 during the calendar month of the proposed conversion for which the determination under this clause (B) is being made exceeding 150,000 shares of Common Stock. The Conversion Price set forth in this
                           Section 10(c)(1) shall be subject to adjustment on the same basis set forth in the parenthetical phrase
                           in  clause  (1)  of  the   definition   of  the  term
                           Conversion   Price  (as  in  effect   prior  to  this
                           Agreement) for any such events which occur on or after the effective date of this Agreement.

                                    (ii)  Notwithstanding  any  other  provision
                           herein, until the Stockholder Approval is obtained, a holder of Series C Preferred Stock shall have no right to convert any shares of Series C Preferred Stock (and accrued and unpaid dividends thereon) if such conversion would result in the aggregate number of shares of Common Stock issued hereunder (whether through conversion or in payment of dividends or otherwise) exceeding 1,250,000.

                                    (iii)  The  provisions   contained  in  this
                           Section 10(c) shall be of no further force and effect if (i) the Company is acquired by another person by means of any merger, consolidation, sale or all or substantially all assets of the Company, share exchange or other business combination (each, a "Transaction"), (ii) the Company enters into any Transaction where the shareholders of the Company immediately prior to such Transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such Transaction immediately following such Transaction, (iii) the Company enters into any agreement for any such Transaction, (iv) a Tender Offer is consummated for at least 51% of the outstanding shares of Common Stock or (v) the Company fails to comply in any material respect with its obligations to any holder of shares of Series C Preferred Stock, including, without limitation, its obligations arising under or in connection with this Certificate of Designations, the Subscription Agreement, the Transfer Instruction, the Warrants (as defined in the Subscription Agreement) and of the letter

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     agreement,  dated as of January 6, 1998,  by and  between  the  Company and
Advantage Fund II, Ltd."


                  (3) The definition of Conversion Price in Section 1(b) of the Certificate of Designations shall be deemed to read as follows:

                           "Conversion Price" for any Conversion Date means 95% of the lowest Two-Day Average Trading Price during the Measurement Period for the applicable Conversion Date; provided, however, that (i) on any date on or after March 1, 1998 but prior to June 1, 1998, the Conversion Price shall not be greater than 110% of the arithmetic average of the Trading Prices of the Common Stock for the period of 30 consecutive Trading Days ending one Trading Days prior to March 1, 1998 (the "March Cap") and (ii) on any date on or after June 1, 1998, the Conversion Price shall not be greater than the lesser of (A) 110% of the arithmetic average of the Trading Price of the Common Stock for the period of thirty (30) consecutive Trading Days ending one Trading Day prior to June 1, 1998 and (B) the March Cap (subject, in the case of the amount determined in accordance with this proviso, to equitable adjustments from time to time on terms reasonably acceptable to the Corporation and the Majority Holders for (1) stock splits, (2) stock dividends, (3) combinations, (4) capital reorganizations (5) issuance to all holders of Common Stock rights or warrants to purchase shares of Common Stock, (6) the distribution by the Corporation to all holders of Common Stock of evidences of indebtedness of the Corporation or cash (other than regular quarterly cash dividends), (7) Tender Offers by the Corporation or any Subsidiary for, or other repurchases of shares of, Common Stock in one or more transactions which, individually or in the aggregate, result in the purchase of more than ten percent of the Common Stock outstanding and (8) similar events relating to the Common Stock, in each such case which occur, or with respect to which "ex-" trading of the Common Stock begins, on or after March 1, 1998 and on or before the applicable Conversion Date, in each case on a basis consistent with the adjustments set forth in the definition of Trading Price); and provided further, however, that if an Adjustment Event occurs, then the Conversion Price in effect on any date after such Adjustment Event occurs (and whether or not such Adjustment Event continues) shall be adjusted to each date on which the Conversion Price is being determined as follows: (x) in the case of the Conversion Price provided in the main clause of this definition, the percentage used in computing such Conversion Price shall be reduced at the rate of
                           2.5 percentage points for each 30 days that such Adjustment Event continues (pro rated for any period of less than 30

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                           days)  and (y) in the  case of the  Conversion  Price
                           provided in the first proviso to this definition, the Conversion Price determined in accordance therewith shall be reduced at the rate of 2.5% of such Conversion Price (computed on the basis of the amount such Conversion Price would otherwise be without regard to any adjustment therein pursuant to this clause (y)) for each 30 days on or after March 1, 1998 that such Adjustment Event continues (pro rated for any period of less than 30 days).

         (d) The parties agree that they shall have the rights and obligations set forth below as if Section 7 of the Certificate had been amended to add a new
Section 7(a)(8), which shall read as follows:

                           "(8)  If  at  any  time  following  the   Stockholder
                  Approval, the Company or the holder of shares of Series C Preferred Stock becomes aware of any facts that would cause any outstanding shares of Series C Preferred Stock to be inconvertible, other than a Maximum Share Amount Inconvertibility or a Registration Restriction Inconvertibility, such person shall promptly give written notice of such facts to the other person. Within 10 Business Days after receipt of such notice by the receiving person, if the parties agree that such inconvertibility exists, such holder shall have the right by a Redemption Election given to the Corporation to direct the Corporation to redeem the portion of such holder's outstanding shares of Series C Preferred Stock (which, if applicable, shall be all of such holder's outstanding shares of Series C Preferred Stock) as shall not, on the Business Day prior to the date of such redemption, be convertible into shares of Common Stock by reason other than a Maximum Share Amount Inconvertibility or Registration Restriction Inconvertibility, at a price per share equal to the Share Limitation Redemption Price. Such Share Limitation Redemption Price shall be payable by the Company in four equal monthly installments and the shares of Series C Preferred Stock held by such holder shall be redeemed in four equal installments as such payments are made. If at any time subsequent to a determination pursuant to this
                  Section 7(a)(8) of the number of inconvertible shares of Series C Preferred Stock any such inconvertibility shall occur with respect to additional shares of Series C Preferred Stock held by such holders, the provisions of this Section 7(a)(8) shall be applicable successively to each instance of such inconvertibility."

         (e) The parties agree that they will not enforce their rights contained in Section 9(a)(2) of the Certificate and will instead have the rights and obligations set forth below as if Section 9(a)(2) of the Certificate had been amended to read as follows:
                           (2) The Company shall not be entitled to give a Redemption Notice or to redeem any shares of Series C Preferred Stock with respect to which a holder has given a Conversion Notice. Notwithstanding the giving of a Redemption Notice, each holder of shares of Series C Preferred Stock

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                  shall be entitled  to convert in  accordance  with  Section 10 such shares of Series C Preferred Stock held by such holder which are otherwise to be redeemed in accordance with such Redemption Notice and would convert into shares of Common Stock sufficient to cover open and short positions in the Common Stock held by such holder on the date of the Redemption Notice by giving a Conversion Notice at any time prior to the later of (1) the date that is one Business Day prior to the Redemption Date and (2) the date on which the Corporation pays the Redemption Price of such shares to such holder; provided, however, that if the Company defaults in payment of the Redemption Price, such holder shall thereafter be entitled to convert all of such holder's shares of Series C Preferred Stock.

         (f) The  definitions of  "Redemption  Date" and  "Redemption  Price" in
Section 1(b) of the Certificate shall be deemed to read as follows:

                  "Redemption Date" means, as applicable, a 1998 Redemption Date or a Subsequent Redemption Date.

                  "Redemption Price" means, as applicable, the 1998 Redemption Price or the Subsequent Redemption Price. The 1998 Redemption Price shall be payable on any 1998 Redemption Date and the Subsequent Redemption Price shall be payable on any Subsequent Redemption Date.

     (g) The following definitions shall be deemed to be added to Section 1(b) of the Certificate in the appropriate alphabetical order:

                  "1998 Redemption Date" means each date on or prior to December 31, 1998 on which the Corporation is required to redeem shares of Series C Preferred Stock by reason of the exercise of its option to do so in accordance with Section 9(a).

                  "1998 Redemption Price" means an amount in cash equal to the sum of (a) the product obtained by multiplying (i) the sum of
                  (A) $1,000 plus (B( an amount equal to the accrued but unpaid dividends on the share of Series C Preferred Stock to be redeemed to the date of payment of the Redemption Price times
                  (ii) 130%  plus (b) an  amount  equal to  accrued  and  unpaid
                  Arrearage Interest on dividends in arrears on such share of Series C Preferred Stock (determined in accordance with
                  Section 5(a)) to the Redemption Date.

                  "Subsequent Redemption Date" means each date beginning on January 1, 1999 on which the Corporation is required to redeem shares of Series C Preferred Stock by reason of the exercise of its option to do so in accordance with Section 9(a).


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                  "Subsequent Redemption Price" means an amount in cash equal to the sum of (a) the product obtained by multiplying (i) the sum of (A) $1,000 plus (B) an amount equal to the accrued but unpaid dividends on the share of Series C Preferred Stock to be redeemed to the date of payment of the Redemption Price times (ii) 110% plus (b) an amount equal to accrued and unpaid Arrearage Interest on dividends in arrears on such share of Series C Preferred Stock (determined in accordance with
                  Section 5(a)) to the Redemption Price.

         (h) On and after the date hereof, so long as paragraph (c) hereof remains in effect, the Company shall treat any request for conversion of Series C Preferred Stock submitted by a holder in accordance with the terms and conditions of the Certificate as a request or exchange in accordance with the terms and conditions hereof.

         (i) Within 10 Business Days after the date hereof, the Company will (1) execute and deliver the Transfer Agent Instructions in a form to be agreed and thereby irrevocably instruct American Stock Transfer & Trust Company, as Transfer Agent and Registrar (the "Transfer Agent"), to issue certificates for the Common Stock from time to time upon exchange of the Series C Preferred Shares in such amounts as specified from time to time to the Transfer Agent in the Conversion Notices surrendered in connection with such exchanges and (2) appoint the Transfer Agent the exchange agent for the Series C Preferred Stock. The certificates for the Common Shares shall be registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each exchange of Series C Preferred Shares. The Company warrants that no instruction other than such instructions referred to in this Section (i) will be given by the Company to the Transfer Agent and that the Common Stock shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. Nothing in this Section (i) shall limit in any way the Holders' obligations and agreement to comply with the registration requirements of all applicable securities laws upon any resale of Common Stock by the Holder. If the Holder provides the Company with an opinion of counsel reasonably satisfactory in form, scope and substance to the Company that registration of a resale by the Holder of any of the Common Stock by the Holder of any of the Common Stock is not required under the 1933 Act, the Company shall permit the transfer of such Common Stock and promptly instruct the Company's transfer agent to issue upon transfer no later than three days after receipt of such opinion one or more share certificates in such name and in such denominations as specified by the Holder.

         (j) Any notice of exchange of shares of Series C Preferred Stock by a Holder pursuant hereto shall be in the form of the Conversion Notice included in the Certificate.

     (k) The definition of "Purchase Price" in the Warrants is amended by deleting "$10.00" and replacing it with "$2.50."

         (l) (1) Within five Business Days of the date hereof, the Company shall
(i) file a Current Report on Form 8-K describing the terms of this Amendment Agreement (the "8-K") and (ii) make a good faith determination within five days after execution of this

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Agreement of whether,  pursuant to Section 8 of the Subscription Agreement,  the
Company is required to file an additional Registration Statement or to amend the existing Registration Statement and notify the Holder in writing of such determination. Notwithstanding Section 8(a) of the Subscription Agreement, if the Company so determines that such a filing is required, the Company shall file such Registration Statement within 15 days after the date hereof or such amendment within five Business Days after the date hereof.

                  (2) This Agreement constitutes a notice pursuant to Section 8(b)(5) of the Subscription Agreement and accordingly the Holder agrees that it will not sell any securities pursuant to the Prospectus until the Company gives the Holder notice that it may thereafter do so. The Company hereby confirms that it will use its best efforts to make the Prospectus available within five Business Days after the date hereof.

                  (3) During the period beginning on the date hereof and ending on the earliest to occur of (i) effectiveness of an amendment to the existing Registration Statement or (ii) a good faith determination by the Company that no such amendment is required and the filing of the 8-K, or (iii) the date which is 30 days after the date of this Agreement, the Holder (A) waives its rights under
Section 11 of the Certificate to require the Company to redeem any shares of Preferred Stock by reason of clause (5) of the definition of Optional Redemption Event and (B) agrees that no Adjustment Event shall be deemed to have occurred with respect to the Registration Statement.

                  (4) Notwithstanding Section 8(a) of the Subscription Agreement, if the Company is required, pursuant to Section 8 of the Subscription Agreement, to file an additional Registration Statement to register shares of Common Stock issuable upon conversion of the Series C Preferred Stock following the Stockholder Approval, it will do so within 15 days after obtaining the Stockholder Approval. Notwithstanding any inconsistent provision in Section 8 of the Subscription Agreement, the Company will use its best efforts to have such Registration Statement declared effective as soon as possible but in no event later than 75 days after obtaining the Stockholder Approval. Such Registration Statement and the related prospectus shall otherwise be deemed to be included in the terms ARegistration Statement@ and AProspectus.@ During the period beginning on the date on which the Stockholder Approval is effected and ending on the earlier to occur of (i) effectiveness of such additional Registration Statement or (ii) the date that is 75 days after the date on which the Stockholder Approval is effected, the Holder agrees that no Adjustment Event shall be deemed to have occurred with respect to the Registration Statement.

         (m) Prior to transferring any shares of Preferred Stock, the Holder shall provide the transferee with a copy of this Agreement and such transferee shall agree in writing to be bound by the terms hereof. The Company agrees to be bound by the terms of this Agreement for the benefit of each such transferee.

     (n) The Holder  represents and warrants that it has all requisite power and
authority,   corporate  or  otherwise,  to  execute,  deliver  and  perform  its obligations under this

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Agreement  and the  Transaction  Documents and to  consummate  the  transactions contemplated hereby and thereby; and this Agreement has been duly authorized, executed and delivered on behalf of the Holder and, assuming due execution and delivery by the Company, is a valid and binding agreement of the Holder enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

         (o)      The Company represents and warrants to the Holder that:

                  (1) The Company has duly reserved 1,250,000 shares of Common Stock as the Conversion Shares and 175,000 shares of Common Stock as the Warrant Shares, and such shares shall remain so reserved (subject to reduction from time to time for shares of Common Stock issued upon conversion of Preferred Shares and exercise of the Warrant), and the Company shall from time to time reserve such additional shares of Common Stock as shall be required to be reserved pursuant to the Certificate of Designations, as long as the Preferred Shares are convertible, and pursuant to the Warrants, so long as the Warrants are exercisable. The Common Stock is listed for trading on Nasdaq and (1) the Company and the Common Stock meet the criteria for continued listing and trading on Nasdaq; (2) the Company has not been notified since January 1, 1995 by the NASD of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq and (3) no suspension of trading in the Common Stock is in effect. The Company knows of no reason that the Common Shares will not be eligible for listing on Nasdaq.

                  (2) This Agreement has been duly authorized, executed and delivered on behalf of the Company and this Agreement is, assuming due execution by the Holder, is a valid and binding obligation of the Company enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity, regardless of whether endorsement is considered in a proceeding in equity or at law.

                  (3) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by do not and will not, with or without the giving of notice or the lapse of time, or both, (i) result in any violation of any term of the certificate of incorporation or by-laws of the Company or any Subsidiary, (ii) conflict with or result in a breach by the Company or any Subsidiary of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Subsidiary pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected, (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory

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body,  administrative agency or other governmental body having jurisdiction over the Company or any Subsidiary or any of their respective properties or assets or
(iv)  have  any   material   adverse   effect  on  any  permit,   certification,
registration, approval, consent, license or franchise necessary for the Company or any Subsidiary to own or lease and operate any of their respective properties and to conduct any of their respective businesses or the ability of the Company or any Subsidiary to make use thereof.

                  (4) No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company or any Subsidiary for (1) the execution, delivery and performance by the Company of this Agreement, (2) the issuance and sale of shares of Common Shares upon conversion of, or in payment of dividends on, the Preferred Shares and upon exercise of the Warrants as contemplated by the Certificate and the Warrants, (3) the issuance of Redemption Price Notes pursuant to the Certificate and (4) the performance by the Company of its other obligations under the Transaction Documents, other than (1) listing of the additional Common Shares on Nasdaq, (2) registration of the resale of the Common Shares under the 1993 Act as contemplated by Section 8, (3) as may be required under applicable state securities or "blue sky" laws.

                  (5) Once the Stockholder Approval has been obtained and a certificate of amendment to the Company's certificate of incorporation has been filed to increase the number of authorized shares of Common Stock, the additional shares of Common Stock issuable upon conversion or exchange of the shares of Series C Preferred Stock will be duly authorized and, upon issuance upon conversion or exchange of the shares of Series C Preferred Stock, will be validly issued and fully paid and non-assessable.

     (p) The parties hereto agree that the condition set forth on the signature page hereto has been satisfied.

                                                * * * * *
         This Amendment Agreement is conditioned upon the amendment of the terms of at least 80% of the outstanding principal amount of the Company's 5% Senior Convertible Notes due June 4, 2000, substantially on the terms set forth on Exhibit A to the Agreement in Principle, dated as of January 6, 1998 by and among the Company and holders named therein.
                                                     ADVANTAGE FUND II, LTD.

                                                              By:      /s/

Acknowledged and agreed:
NAPRO BIOTHERAPEUTICS, INC.

         By:       /s/ Gordon H. Link, Jr.

Date:1/28/98



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